Exhibit 4.1

                       AMENDED AND RESTATED

                   CERTIFICATE OF DESIGNATION

              SERIES B CONVERTIBLE PREFERRED STOCK

                      _____________________


                        ($.001 Par Value)
                               of
                  GK INTELLIGENT SYSTEMS, INC.

                 Pursuant to Section 151 of the
        General Corporation Law of the State of Delaware



      GK Intelligent Systems, Inc. filed an Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on August 14, 1995 as further amended on September 2, 1997, May 28, 1998 and March 25, 2002. On February 7, 2005, GK Intelligent Systems, Inc. filed a Certificate of Designation for Series B Convertible Preferred Stock.

      Following is an Amended and Restated Certificate of Designation for Series B Convertible Preferred Stock.

      GK Intelligent Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation at a meeting of the Board of Directors on March 1, 2005, adopted the following resolution creating a series of 1,100,000 shares of Preferred Stock, $.001 par value per share, designated as Series B Convertible Preferred Stock:


     RESOLVED:  That pursuant to the authority vested in the Board of
                Directors of this Corporation in accordance with the provisions of Article FOURTH of its Amended and Restated Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation (the "Series B Convertible Preferred Stock") be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of the Series B Convertible Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be as follows:


     Section 1. Designation and Amount. The shares of such series shall be designated as "Series B Convertible Preferred Stock" and the number of shares constituting such series shall be 1,100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Convertible Preferred Stock.

     Section 2. Dividends.   The holders of shares of Series B Convertible
Preferred Stock shall not be entitled to receive dividends, whether in cash, property, or shares of the corporation's capital stock.

     Section 3. Voting Rights. The holders of shares of Series B Convertible Preferred Stock shall have the following voting rights:

          (A) Subject to the provision for adjustment hereinafter set forth, each share of Series B Convertible Preferred Stock shall entitle the holder thereof to vote on all matters submitted to a vote of the stockholders of the Corporation. Each share of Series B Convertible Preferred Stock shall have the number of votes equal to the aggregate number of shares of Common Stock into which each share of Series B Convertible Preferred Stock is convertible. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision, combination of consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series B Convertible Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Except as otherwise provided herein, by law, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, the holders of shares of Series B Convertible Preferred Stock, the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

     Section 5. Reacquired Shares. Any shares of Series B Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 6. Liquidation, Dissolution on Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, holders of Series B Convertible Preferred Stock will receive their pro rata share of the total value of the assets and funds of the Corporation to be distributed, assuming the conversion of Series B Convertible Preferred Stock to Common Stock.

         (B) Neither the consolidation, merger or other business combination of the Corporation with or into any other corporation the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

     Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Convertible Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Convertible Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denomination of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 8. No Redemption. The shares of Series B Convertible Preferred Stock shall not be redeemable.

     Section 9. Amendment. The Amended and Restated Certificate of Incorporation, as amended, of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least fifty percent of the outstanding shares of Series B Convertible Preferred Stock, voting together as a single class.

     Section 10. Fractional Shares. Series B Convertible Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series B Convertible Preferred Stock.

     Section 11. Conversion. The holders of the Series B Convertible Preferred Stock shall have the following rights with respect to the conversion of the Series B Convertible Preferred Stock into shares of Common Stock (the "Conversion Rights"):

          (A) Conversion. Subject to and in compliance with the provisions of this Section 11, any shares of Series B Convertible Preferred Stock may, at any time after June 1, 2005, at the option of the holder or the Corporation, be converted into fully paid and nonassessable shares of Common Stock (a "Conversion"). The number of shares of Common Stock to which a holder of Series B Convertible Preferred Stock shall be entitled upon a Conversion shall be the product obtained by multiplying the number of shares of Series B Convertible Preferred Stock being converted by six hundred and thirty (630), subject to adjustment as set forth in this Section 11.

          (B) Mechanics of the Conversion. Upon a Conversion, the holder of Series B Convertible Preferred Stock shall surrender the applicable certificate or certificates therefore, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Convertible Preferred Stock, and, shall give written notice to the Corporation of the Conversion and the number of shares of Series B Convertible Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled.

          (C) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Common Stock issuable upon the conversion of the Series B Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a transaction provided for elsewhere in this Section 11), in any such event each holder of Series B Convertible Preferred Stock shall have the right, but not the obligation, thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          (D)  Reorganizations, Mergers, Consolidations or Sales of Assets.
If at any time or from time to time after the date of issuance of the Series B Convertible Preferred Stock , there is a capital reorganization of the Common Stock (other than a transaction provided for elsewhere in this
Section 11), as a part of such capital reorganization, provision shall be made so that the holders of the Series B Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Convertible Preferred Stock the number of shares of stock or other securities or property of the  Corporation  to which a holder of the  number
of  shares  of Common  Stock deliverable   upon   conversion   would  have
been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof.

         (E) Fractional Shares. Any fractional share resulting from the conversion of the Series B Convertible Preferred Stock may be rounded up to the nearest whole share at the discretion of the Corporation.

         (F) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times after June 1, 2005, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock , such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock . If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     Section 12 Notices. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified,
(ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) three
(3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

     Section 13. No Impairment. The Corporation will not, by amendment of its Amended and Restated Certificate of Incorporation, as amended, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Amended and Restated Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holder of the Series B Convertible Preferred Stock against impairment.

     IN WITNESS WHEREOF, said GK Intelligent Systems, Inc. has caused this Amended and Restated Certificate of Designation to be signed by its duly authorized officer this 2nd day of March, 2005.


                                   GK INTELLIGENT SYSTEMS, INC.



                               By   /s/   Gary F. Kimmons
                                   ------------------------------------------
                                   Gary  F. Kimmons,
                                   Chief Executive Officer and President